Exhibit 4.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of January 17, 2018, is entered into by and among Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), R/C IV Liberty Oilfield Services Holdings, L.P., a Delaware limited partnership (“R/C Holdings”), R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership (“R/C Partnership” and, together with R/C Holdings, “Riverstone”), Laurel Road, LLC, a California limited liability company (“Laurel I”), Laurel Road II, LLC, a California limited liability company (“Laurel II” and, together with Laurel I, “Laurel”), Concentric Equity Partners II, L.P., a Delaware limited partnership, BRP Liberty, LLC, a Georgia limited liability company, Bay Resource Partners, L.P. a Delaware limited partnership, Bay II Resource Partners, L.P., a Delaware limited partnership, Thomas E. Claugus, GMT Exploration, LLC, a Georgia limited liability company, SH Ventures LOS, LLC, a Delaware limited liability company (together with SH Ventures LOS, LLC, Concentric Equity Partners II, L.P.—Liberty Series, Bay Resource Partners, L.P., Bay II Resource Partners, L.P, Thomas E. Claugus, GMT Exploration, LLC, SH Ventures LOS, LLC, the “Spruce Holders”).

RECITALS

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the IPO, the Company and the Principal Stockholders have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“ABL Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated September 19, 2017, by and among the Company, Liberty Oilfield Services Holdings LLC, Liberty Oilfield Services LLC, LOS Acquisition Co I LLC, Titan Frac Services LLC, LOS Cibolo RE Investments, LLC, LOS Odessa RE Investments, LLC, Liberty Oilfield Services New HoldCo LLC, and Wells Fargo Bank, National Association.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes hereof, the Company and its subsidiaries will not be deemed to be an Affiliate of Riverstone.

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings. For the avoidance of doubt, for purposes of this Agreement (i) each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement and (ii) each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock at such time issuable upon Redemption of the Units of such Principal Stockholder (determined without regard to the ability of the Company to pay cash in such Redemption).

“Board” means the Board of Directors of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to property (other than cash), the fair market value of such property as determined in good faith by the Board.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Guaranty and Security Agreement” means either the ABL Guaranty and Security Agreement or the Term Guaranty and Security Agreement.

“Laurel/Spruce Stockholder” means each of Laurel I, Laurel II, SH Ventures LOS, LLC, Concentric Equity Partners II, L.P.—Liberty Series, BRP Liberty, LLC, Bay Resource Partners, L.P., Bay II Resource Partners, L.P., Thomas E. Claugus, GMT Exploration, LLC, and each of their respective successors and Permitted Transferees who are assignees pursuant to Section 5.9 hereof.

“LLC Agreement” means the Second Amended and Restated Limited Liability Agreement of Liberty Oilfield Services New HoldCo LLC, dated as of January 17, 2018, as it may be amended, restated, supplemented and otherwise modified from time to time.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock or Class B Common Stock, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result. For the avoidance of doubt, only clauses (a) and (b) of this definition shall be applicable to the Laurel/Spruce Stockholder.

“Permitted Transferee” means, with respect to any Principal Stockholder, (a) any Affiliate of such Principal Stockholder, (b) any partner, shareholder or member of such Principal Stockholder, (c) any successor entity of such Principal Stockholder, (d) a trust established by or for the benefit of a Principal Stockholder of which only such Principal Stockholder and his or her immediate family members are beneficiaries, (e) any Person established for the benefit of, and beneficially owned solely by, an entity Principal Stockholder or the sole individual direct or indirect owner of an entity Principal Stockholder, and (f) upon an individual Principal Stockholder’s death, an executor, administrator or beneficiary of the estate of the deceased Principal Stockholder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder” means each of R/C Holdings, R/C Partnership, Laurel I, Laurel II, SH Ventures LOS, LLC, Concentric Equity Partners II, L.P.—Liberty Series, BRP Liberty, LLC, Bay Resource Partners, L.P., Bay II Resource Partners, L.P., Thomas E. Claugus, GMT Exploration, LLC, and each of their respective successors and Permitted Transferees who are assignees pursuant to Section 5.9 hereof.

“PubCo Change of Control” has the meaning given to such term in the LLC Agreement as of the date hereof.

“Redemption” has the meaning given to such term in the LLC Agreement as of the date hereof.

“Term Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated September 19, 2017, by and among the Company, Liberty Oilfield Services Holdings LLC, Liberty Oilfield Services LLC, LOS Acquisition Co I LLC, Titan Frac Services LLC, LOS Cibolo RE Investments, LLC, LOS Odessa RE Investments, LLC, Liberty Oilfield Services New HoldCo LLC, and U.S. Bank National Association.

“Units” has the meaning given to such term in the LLC Agreement as of the date hereof.

1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

2.1 Board Designees.

(a) The Company and each Principal Stockholder will use reasonable best efforts, including taking all Necessary Action, to cause the Board to cause the following nominees to be elected to serve as directors on the Board:

(i) if Riverstone and its Affiliates collectively Beneficially Own at least 35% of the outstanding shares of Common Stock, up to five nominees designated by Riverstone;

(ii) if Riverstone and its Affiliates collectively Beneficially Own less than 35% but at least 30% of the outstanding shares of Common Stock, up to four nominees designated by Riverstone;

(iii) if Riverstone and its Affiliates collectively Beneficially Own less than 30% but at least 20% of the outstanding shares of Common Stock, up to two nominees designated by Riverstone; and

(iv) if Riverstone and its Affiliates collectively Beneficially Own less than 20% but at least 10% of the outstanding shares of Common Stock, up to one nominee designated by Riverstone.

For the avoidance of doubt, the rights granted to Riverstone to designate members of the Board are additive to, and not intended to limit in any way, the rights that Riverstone or any of its respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (A) including the persons designated pursuant to this Section 2.1(a) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. The Company is entitled to identify such individual as a Riverstone Director pursuant to this Agreement.

(b) At any time the members of the Board are allocated among separate classes of directors, (i) the directors designated by Riverstone pursuant to this Section 2.1 (the “Riverstone Directors”) will be in different classes of directors to the extent practicable and (ii) Riverstone will be permitted to designate the class or classes to which each Riverstone Director will be allocated.

(c) So long as Riverstone and its Affiliates collectively Beneficially Own 20% or more of the outstanding shares of Common Stock, Riverstone will have the right to cause the Board to include at least one Riverstone Director on each committee of the Board as designated by Riverstone (subject to any independence requirement imposed by applicable law or by the applicable rules of any national securities exchange on which the Common Stock may be listed or traded).

(d) So long as Riverstone is entitled to designate one or more nominees pursuant to Section 2.1(a), Riverstone will have the right to remove any Riverstone Director (with or without cause) appointed by Riverstone, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and will take all Necessary Action to cause such removal.

(e) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by Riverstone or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated

from time to time) of a Riverstone Director, Riverstone will be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of Riverstone immediately following the filling of such vacancy will not exceed the total number of persons Riverstone is entitled to designate pursuant to Section 2.1(a) on the date of such replacement designation. The Company and the Principal Stockholders will take all Necessary Action to cause such replacement designee to become a member of the Board.

(f) In the event that the number of nominees that Riverstone is entitled to designate pursuant to Section 2.1(a) decreases below the number of Riverstone Directors then on the Board, to the extent requested by the nominating and corporate governance committee, Riverstone shall promptly cause a number of Riverstone Directors to resign from service on the Board (and all committees thereof on which such Riverstone Director serves) so that the number of Riverstone Directors is no greater than the number of nominees Riverstone is entitled to designate pursuant to Section 2.1(a), and promptly thereafter the Company shall take all Necessary Action to cause the Board to cause the size of the Board to decrease by such number.

2.2 Restrictions on Other Agreements. No Principal Stockholder will, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock or Class B Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock or Class B Common Stock that are not parties to this Agreement or others).

2.3 Consent Rights. So long as Riverstone and its Affiliates collectively Beneficially Own at least 20% of the outstanding shares of Common Stock, the Company shall not take and shall take all Necessary Action to cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior consent of Riverstone, which consent may be withheld for any reason or no reason, in addition to the Board’s approval (or, as applicable, the approval of the requisite governing body of any subsidiary of the Company or any requisite statutory vote):

(a) any material change, through any acquisition, disposition of assets or otherwise, in the nature of the business or operations of the Company and its subsidiaries as of the date of this Agreement;

(b) hiring or terminating the chief executive officer or the chief financial officer of the Company and their successors;

(c) any transaction that, if consummated, would constitute a PubCo Change of Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a PubCo Change of Control;

(d) entering into any agreement providing for the acquisition or divestiture of assets or Persons, in each such case, involving consideration payable or receivable by the Company or any of its subsidiaries in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period;

(e) any incurrence by the Company or any of its subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period;

(f) any issuance or series of related issuances of equity securities by the Company or any of its subsidiaries for an aggregate consideration in excess of $100 million;

(g) any payment or declaration of any dividend or other distribution of any shares of Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend;

(h) any increase or decrease in the size of the Board (other than pursuant to the terms of Section 2.1(f) hereof), committees of the Board, and board and committees of subsidiaries of the Company;

(i) settling any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or any of its subsidiaries of an aggregate amount equal to or greater than $25 million;

(j) entering into any joint venture or similar business alliance involving investment, contribution or disposition by the Company or its subsidiaries of assets (including stock of subsidiaries) having an aggregate Fair Market Value in excess of $100 million, other than transactions solely between and among the Company and its wholly owned subsidiaries; and

(k) any amendment, modification or waiver of the Company’s certificate of incorporation, bylaws or any other governing document of the Company following the date of this Agreement that (i) causes the number of Board seats to be less than or greater than nine (other than pursuant to the terms of Section 2.1(f) hereof) or (ii) materially and adversely affects any Principal Stockholder. For the avoidance of doubt, as of the date hereof, there is one vacancy on the Board for which Riverstone has the right to designate a nominee in accordance with Section 2.1(a);

provided, however, that the prior consent of Riverstone shall not be required with respect to the actions in Section 2.3(a) in the event any Agent, for the benefit of the Lenders (as such terms are defined in the ABL Guaranty and Security Agreement or the Term Guaranty and Security Agreement), obtains any voting rights with respect to the Company or any of its subsidiaries pursuant to the Guaranty and Security Agreement to which it is a party.

ARTICLE III

INFORMATION RIGHTS

3.1 Available Financial Information. So long as any Principal Stockholder and its respective Affiliates collectively Beneficially Own at least 10% of the outstanding shares of

Common Stock, the Company will deliver, or will cause to be delivered, upon written request, to such Principal Stockholder the following information:

(a) as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(b) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than 30 days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which will include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budget and projections are based, which will be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget will be delivered to such Principal Stockholder as promptly as practicable after such changes have been approved by the Board;

(c) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (i) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (ii) a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board; and

(d) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, (i) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (ii) a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

3.2 Other Information. The Company covenants and agrees to deliver to each Principal Stockholder, upon written request, so long as such Principal Stockholder and its respective Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, such other information and data (including such information and reports made available to any lender of the Company or any of its subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its subsidiaries as from time to time may be reasonably requested by any such Principal Stockholder; provided that the Company reserves the right to withhold any information under this Section 3.2 from a Principal Stockholder if the Board determines that providing such information or granting such access would reasonably be expected to adversely affect the Company on a competitive basis or otherwise. Each such Principal Stockholder will have access to the Company’s management as may be reasonably requested.

ARTICLE IV

EFFECTIVENESS, TRANSFERS AND TERMINATION

4.1 Effectiveness. Upon the closing of the IPO, this Agreement will thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement will be without any force or effect.

4.2 Transfers. No Laurel/Spruce Stockholder shall transfer any Units, Class A Common Stock or Class B Common Stock to a Permitted Transferee unless such Permitted Transferee shall deliver to the Company notice of such transfer and a joinder agreement pursuant to which such Permitted Transferee agrees to be bound by the terms of this Agreement and to assume all obligations of the transferring Laurel/Spruce Stockholder as to such transferred security. To the extent any Laurel/Spruce Stockholder shall transfer any Units, Class A Common Stock or Class B Common Stock to any Person other than a Permitted Transferee, such Person shall not be required to be execute such a joinder agreement referred to in the immediately prior sentence.

4.3 Termination. This Agreement will terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders or any of their respective Permitted Transferees Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by Riverstone requesting the termination of this Agreement. Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement will terminate; provided, however, that the rights and obligations of any Permitted Transferee thereof shall continue so long as such Permitted Transferee continues to Beneficially Owns any shares of Common Stock (unless otherwise terminated pursuant to this Agreement). In addition, the rights and obligations of any Laurel/Spruce Stockholder under this Agreement may be terminated by such Laurel/Spruce Stockholder upon written notice to the Company and to Riverstone, but no such notice shall be valid unless given after the earlier of (i) 18 months after the date hereof and (ii) the date Riverstone and its Permitted Transferees have received, in the aggregate, in respect of the Units and Common Stock owned by Riverstone on the date hereof, cash in the amount of 100% of Riverstone’s invested capital in Liberty Oilfield Services Holdings LLC, being $164,556,931.52, plus an additional cash amount sufficient to represent a 8% per annum return from the respective dates such capital was invested in Liberty Oilfield Services Holdings LLC, compounded quarterly, on such invested capital. Riverstone will promptly notify each Laurel/Spruce Stockholder (to the extent such Laurel/Spruce Stockholder continues to have rights and obligations under this Agreement) when Riverstone and its Permitted Transferees have received, in the aggregate, the cash amount described in clause (ii) immediately preceding.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2000

Denver, Colorado 80202

Attention: R. Sean Elliott

E-mail: sean.elliott@libertyfrac.com

(b)	If to Riverstone, to:

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

E-mail: scoats@riverstonellc.com

(c)	If to Laurel, to:

865 South Figueroa Street, Suite 700

Los Angeles, California 90017

Attention: Peter Carlton

E-mail: PCarlton@oakmont.com

(d)	If to any Spruce Holder, to:

655 Brea Canyon Road

Walnut, California 91789

Attention: Cary Steinbeck

E-mail: cary.steinbeck@sheaventures.com

5.2 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.

5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

5.5 Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

5.6 Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

5.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

5.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto (including any amendment providing for additional obligations hereunder of any party hereto), and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

5.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that (i) the rights and obligations of each Principal Stockholder hereunder relating to any Units, Class A Common Stock or Class B Common Stock transferred by such Principal Stockholder to a Permitted Transferee shall be assigned, without any additional approval hereunder required of any other party hereto, by such Principal Stockholder to such Permitted Transferee in connection with such transfer in accordance with Section 4.2 hereof and (ii) no rights or obligations of any Principal Stockholder hereunder relating to any Units, Class A

Common Stock or Class B Common Stock transferred by such Principal Stockholder to any Person other than to a Permitted Transferee shall be required to be assigned by such Principal Stockholder to such Permitted Transferee in connection with such transfer (provided that all rights and obligations of such Principal Stockholder hereunder relating to any Units, Class A Common Stock or Class B Common Stock of such Principal Stockholder remaining after such transfer shall not be effected by such transfer and shall remain in full force and effect). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and, as to the Company, its assigns and, as to any Principal Stockholder, to its assigns who are Permitted Transferees.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

LIBERTY OILFIELD SERVICES INC.

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

R/C IV LIBERTY OILFIELD SERVICES HOLDINGS, L.P.

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.

By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By:	R/C ENERGY GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

LAUREL ROAD, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

LAUREL ROAD II, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONCENTRIC EQUITY PARTNERS II, L.P

By:	/s/ Frank A. Reppenhagen
Name:	Frank A. Reppenhagen
Title:	General Partner

BRP LIBERTY, LLC

By:	Bay Resource Partners Offshore Master Fund, L.P., as Sole Member

By:	GMT Capital Offshore Management, LLC, as General Partner

By:	GMT Capital Corp., as Manager

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

BAY RESOURCE PARTNERS, L.P.

By:	GMT Capital Corp., as General Partner

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

BAY II RESOURCE PARTNERS, L.P.

By:	GMT Capital Corp., as General Partner

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

THOMAS E. CLAUGUS

By:	GMT Capital Corp., as Adviser

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GMT EXPLORATION, LLC

By:	/s/ William D. Lancaster
Name:	William D. Lancaster
Title:	President

SH VENTURES LOS, LLC

By:	Shea Ventures, LLC,
a California limited liability company. Its Managing Member

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Managing Director

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]